Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Momentive Performance Materials Inc.:

We consent to the use of our report dated March 8, 2010, with respect to the consolidated balance sheet of Momentive Performance Materials Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, equity (deficit) and comprehensive income (loss), and cash flows for each of the years ended December 31, 2009 and 2008, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Albany, New York

May 11, 2011